Exhibit 99.1

Penton Media, Inc.
The Penton Media Building
1300 E. 9th St.
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
www.penton.com
CONTACT:
David Nussbaum, CEO
(212) 849-6835
dnussbaum@penton.com
PENTON MEDIA, INC. REPORTS SECOND QUARTER 2006 RESULTS
CLEVELAND, OH — August 14, 2006 — Penton Media, Inc. (OTCBB: PTON) a leading, global, diversified business-to-business media company announces today the operating results for the second quarter ending June 30, 2006.
First Half 2006 Overview:
Penton’s financial results for the second quarter and first half of 2006 directly reflect the continued focus on Penton’s major brands, eMedia innovation, event growth, and innovative culture. According to David Nussbaum, CEO, “Our strategy has been to offer the communities we serve high quality data, content, and information in the format they so desire, whether it be online, in print, or in person. Also, we’ve worked very hard to facilitate, nurture, and build community and interaction in all the market sectors we serve.”
The following table summarizes Penton’s performance for the first half ending June 30, 2006 and 2005:

	YTD June 30,
	2006	2005	$Variance	% Variance
Revenues	$101,952	$97,145	$4,807	4.9%
Net Income (Loss)	$1,772	$(3,991)	$5,763	n/m
Net Loss Applicable to Common Stockholders	$(2,339)	$(7,705)	$5,366	69.6%
Adjusted EBITDA*	$25,453	$22,329	$3,124	14.0%
Adjusted EBITDA Margin	25.0%	23.0%

* Reconciliation of net income to adjusted EBITDA follows in this document.
Year-To-Date Financial and Strategic Highlights:
First half 2006 revenues increased $4.8m or 4.9%, to $102.0m compared to the same 2005 period. This increase was affected by a shift in the mailing dates of four of our publications, which accounted for $1.3m of the increase. Excluding the shift in publication timing of $1.3m and the effect of $1.0m in 2005 revenues from publications and events that were shut down after June 30, 2005, revenues increased $4.5m or 4.7%.
Net income for the first six months of 2006 increased $5.8m to $1.8m compared to a net loss of $4.0m for the same 2005 period. Adjusted EBITDA in 2006 increased $3.1m, or 14.0%, to $25.5m, while margins improved to 25.0%. Both net income and adjusted EBITDA for 2006 were impacted by the shift in mailing dates for four of our publications and by non-recurring costs of

$0.9m related to our exploration of strategic alternatives. The net loss in 2005 included a $3.0m loss from discontinued operations and a gain of $1.6m from the buyback of bonds.
From a channel perspective, the revenue breakdown is as follows:
Online revenues for the first half of 2006 increased $2.6m, or 29%, from $8.8m to $11.4m. Webpage traffic is up 18% to an average 15.7m page views per month, while unique website visitors increased 27% to an average 3.9m page views per month. In addition, during the first half of 2006, Penton produced 166 webcasts, up 42% over the same period last year, and launched 7 new sites.
Event revenues in the first half of 2006 increased $2.3m, or 12%, from $20.1m to $22.4m. Over the past six months, Penton has launched 5 new events with total revenues of $1.7m. Natural Products Expo West revenues are up 14% over the first half of 2005, while our IT Developer Conferences grew 57% over the same 2005 period.
Publishing revenues were flat as compared to last year but were impacted by the shift in mailing dates for four of our publications as well as the closure of several publications that were included in 2005 results. Custom media revenues are up 34%.
Second Quarter 2006 Overview:
The following table summarizes Penton’s performance for the second quarter ending June 30, 2006 and 2005:

	QTD June 30,
	2006	2005	$Variance	% Variance
Revenues	$47,635	$43,814	$3,821	8.7%
Net Loss	$(3,687)	$(5,804)	$2,117	36.5%
Net Loss Applicable to Common Stockholders	$(5,780)	$(7,695)	$1,915	24.9%
Adjusted EBITDA*	$8,219	$6,819	$1,400	20.5%
Adjusted EBITDA Margin	17.3%	15.6%

* Reconciliation of net income to adjusted EBITDA follows in this document.
Second Quarter Financial and Strategic Highlights:
Revenues of $47.6m in the second quarter of 2006 increased 8.7% over the same period in 2005. This increase includes $2.6m of revenues related to the timing shift of four of our publications and the shift of two conferences from the first quarter of 2005 to the second quarter in 2006.
Net loss of $3.7m in the second quarter of 2006 decreased $2.1m, or 36.5%, over the same period in 2005. Second quarter 2006 adjusted EBITDA increased $1.4m, or 20.5%, to $8.2m over the same 2005 period, while margins improved to 17.3%. Second quarter 2006 net loss and adjusted EBITDA were impacted by costs related to our strategic alternative decision and the shift in mailing dates noted previously. Second quarter 2005 net loss included a loss of $0.2m from discontinued operations.

From a channel perspective, the revenue breakdown is as follows:
Online revenues for the second quarter of 2006 increased $1.5m, or 30.6%, from $4.8m to $6.3m.
Event revenues increased $1.5m, or 41.1%, to $5.0m in the second quarter of 2006, primarily due to the shift in timing of two of our IT Conferences from the first quarter in 2005 to the second quarter in 2006, which accounted for $1.4m of the revenue increase.
Publishing revenues increased $0.9m, or 2.5% to $36.3m. This increase was primarily due to the shift in the mailing dates of four of our publications.
Second Quarter and Year-to-Date Segment Operating Summary:
Industry:
Second quarter revenues for this segment increased $0.8m, or 3.8%, to $20.8m in 2006. Year-to-date, revenues increased $0.9m or 2.3% to $38.3m. Revenues for this segment were impacted by the shift in mailing dates for three of its magazines as well as increased online revenues across most of its markets, as total segment Emedia revenues grew $0.7m, or 50%, in the second quarter of 2006 and $1.2m, or 47%, for the first half of 2006. For example, Machine Design’s online revenue increased $0.2m, or 64% for the second quarter of 2006 and 80% year-to-date.
Technology:
Revenue for this segment increased $1.9m, or 13%, to $17.2m for the second quarter of 2006. This increase was primarily impacted by the shift in timing of two conferences from the first quarter of 2005 to the second quarter in 2006 and revenues of $0.5m related to the shift in mailing dates for one of this segments magazines. Year-to-date, revenues have increased $1.0m, or 3%, to $29.5m.
Within the Technology group, online revenues are up 22% for the second quarter and up 21% year-to-date. The Electronic group’s revenues increased 79% in the second quarter and 63% year-to-date. In addition, in July 2006, the Electronics group completed the acquisition of WebEE.com, an electronics engineering eMedia business.
IT Media unit revenues are up 21% in the second quarter as a result of a strong performance from the group’s events portfolio. This increase is partially due to favorable timing shifts of $1.4m in our IT events. Excluding this shift, unit revenues were up 5%.
Retail:
Revenues are up $0.8m or 15% for the second quarter of 2006, due primarily to $0.7m of revenue related to magazine and event timing shifts; excluding this change, revenues increased 2%. Year-to-date, revenues were up $0.7m or 6%. Excluding timing shifts, revenues increased 1.6%. Within the Retail group, revenues from the Food Management brand increased 16% in the second quarter and are up 10% year-to-date. In addition, the Retail group’s online revenues increased 44% in the second quarter and are up 37% year-to-date.
Lifestyle:
Revenues for this segment increased $0.3m, or 9%, to $3.2m in the second quarter of 2006. Year-to-date, revenues are up $2.3m, or 11%, to $23.2m in 2006. Print revenues were up 8% in the second quarter due to increased revenue from custom media products, while year-to-date event revenues increased 14%. Online revenues have increased 80% in the second quarter and 75% year-to-date.
Forward-looking Statements
This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, Penton’s ability to expand its eMedia and events businesses and other factors contained in Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission.

Reconciliation of Net Income to EBITDA and Consolidated Adjusted EBITDA*
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income (loss)	$(3,687)	$(5,804)	$1,772	$(3,991)
Interest expense	9,721	9,865	19,391	19,748
Provision for income taxes	689	618	1,363	1,396
Depreciation and amortization	1,476	1,808	2,931	3,575

EBITDA	8,199	6,487	25,457	20,728
Loan and Security Agreement adjustments:
Restructuring and other charges	37	186	27	252
Interest income	(23)	(32)	(43)	(62)
Discontinued operations, net of taxes	—	159	—	2,959
Gain on extinguishment of debt	—	—	—	(1,589)
Other miscellaneous, net	6	19	12	41

Consolidated Adjusted EBITDA	$8,219	$6,819	$25,453	$22,329

*Adjusted EBITDA, which we define as net income (loss) before interest, taxes, depreciation and amortization, non-cash compensation, restructuring and other charges (credits), executive separation costs, discontinued operations, and other non-operating items, is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either income/loss before income taxes, or cash flows from operating activities.
Management believes that the presentation of Adjusted EBITDA will provide investors with information needed to assess our ability to continue to have access to funds as necessary. The table above presents a reconciliation of net income to EBITDA and Adjusted EBITDA. Other companies may calculate similarly titled measures differently than we do.
About Penton Media, Inc.
Penton Media, Inc. (http://www.penton.com/), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to the following industries: aviation; business technology Enterprise Information Technology; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; and natural and organic products. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.